Exhibit 10.02
EXECUTIVE RETENTION AGREEMENT TRUST
     THIS TRUST AGREEMENT (the “Trust Agreement”), is made and entered into as of                                         , by and between Matrixx Initiatives, Inc. (the “Company”),                      (the “Employee”), and Northern Trust, N.A. (the “Trustee”). The Trustee agrees to hold such property and any additional property acceptable to the Trustee in trust as follows:
RECITALS:
     WHEREAS, the Company has entered into an Executive Retention Agreement with the Employee (the “Retention Agreement”) under which the Company has agreed to provide retention benefits to the Employee, subject to the terms and conditions set forth in the Retention Agreement; and
     WHEREAS, the Company and the Employee wish to establish a trust (the “Trust”) to set aside amounts paid to the Employee under the Retention Agreement, so that the amounts held in the Trust are not subject to the claims of the Company’s creditors; and
     WHEREAS, the Trustee agrees to be bound by the terms of this Trust Agreement; and
     WHEREAS, the Company and the Employee intend that the Trust shall be a grantor trust, with the Employee being considered the grantor owner of the Trust, and consequently required to include contributions to the Trust on his behalf (as well as income earned thereon) in his income for federal tax purposes in the years in which such contributions are made and such income is earned.
     NOW, THEREFORE, the parties do hereby establish the Trust pursuant to the following terms and provisions.
Section 1.
Establishment of Trust
     (a) The assets of the Trust shall be held, administered and paid by the Trustee as provided in this Trust Agreement.
     (b) The Company and the Employee intend that the Trust shall be treated as a grantor trust, under the Internal Revenue Code of 1986, as amended (the “Code”), of which the Employee is the grantor and the owner. Under no circumstances shall the assets of the Trust be deemed to be owned by the Company, although the Trustee may be required to transfer Trust assets to the Company as set forth in Section 2 below. Any contributions made to the Trust, and any income earned thereon or expenses incurred with respect thereto, shall be credited to or otherwise reflected in the Trust principal.
     (c) The principal of the Trust, and any earnings thereon, shall be deemed to be set aside from, and not subject to, the claims of creditors of the Company under federal or state laws.
     (d) Because the contributions to the Trust are set aside from the claims of the Company’s creditors and are transferable under certain circumstances, the contributions to the Trust will be included in the Employee’s gross income in the year of the contribution. The Company agrees to be responsible for the withholding of all applicable federal, state and local income and employment taxes on contributions to the Trust.
     (e) As the grantor of the Trust, each year the Employee will also include in gross income any income earned within the Trust, net of any expenses. The Employee and the Company intend that any income earned by the Trust shall not be treated as a contribution by the Company to the Trust and shall not be deductible by the Company.
Section 2.
Distributions from the Trust
     Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable to the Employee (and his or her beneficiaries), that provides directions to the Trustee regarding the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Retention Agreement, and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Company shall have the sole responsibility for all tax withholding filings and reports. The Trustee shall withhold such amounts from distributions as the Company directs and shall follow the instructions of the Company with respect to remission of such withheld amounts to appropriate governmental authorities and related reporting and filings to the extent applicable as determined by the Company.
Section 3.
Investment Authority
     (a) Subject to such written investment guidelines as may be issued to the Trustee from time to time by the Employee and subject further to paragraphs (ii) and (iii) hereof, the Trustee may invest and reinvest Trust assets in property of any kind, provided, however, that in no event may the Trustee, in the exercise of any discretionary investment authority granted to it under this Section 3, invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. Subject to paragraphs (ii) and (iii) hereof, all rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Employee.
     (b) The Employee may, by written notice to the Trustee, assume investment responsibility for any portion or all of the Trust assets (and shall be deemed to have assumed such responsibility with respect to any insurance policies or contracts, or other agreed upon assets held in the Trust for which the Trustee does not accepted investment responsibility), in which event, the Trustee shall act with respect to such assets only as directed by the Employee and shall have no investment review responsibility therefor.
     (c) The Trustee shall not make any investment review of, consider the propriety of holding or selling, or vote other than as directed by the Employee, any assets of the Trust Fund for which the Employee shall have investment responsibility in accordance with this Section 3, except that if the Trustee shall not have received contrary instructions from the Employee, the Trustee, in its discretion, shall invest for short term purposes any cash of held in the Trust, in its custody, in participations in common funds maintained for such purpose by the Trustee or any of its affiliates.
Section 4.
Disposition of Income
     During the term of this Agreement, all income earned by the Trust, net of any expenses and taxes, shall be either accumulated and reinvested in accordance with the investment instructions specified in Section 3 above or distributed in accordance with Section 2 above.
Section 5.
Accounting by Trustee
     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company, the Employee and the Trustee. Within sixty (60) days following the close of each calendar year and within thirty (30) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Employee and the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investment receipts, disbursements, and other transactions effected by it, including a description of all investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. In the absence of the filing in writing with the Trustee by the Employee or the Company of exceptions or objections to any such account within 90 days, the employee and the Company shall be deemed to have approved such account; in such case, or upon the written approval by the Employee or the Company of any such account, the Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. The Trustee may conclusively rely on determinations of the Employee of valuations for assets of the Trust for which the Trustee deems there to be no readily determinable fair market value and on determinations of the issuing insurance company of valuations for insurance contracts/policies.

Section 6.
Responsibility of Trustee
     (a) The Trustee agrees to make distributions to the Employee, his beneficiary, or the Company in accordance with Section 2 above.
     (b) The Trustee shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given in writing by the Employee or the Company. In the event of a dispute between the Employee or the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.
     (c) The Company (which has the authority to do so under the laws of its state of incorporation) shall indemnify Northern Trust, N.A., and defend it and hold it harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys’ fees) of whatsoever kind and nature which may be imposed upon, asserted against or incurred by Northern Trust, N.A. at any time (1) by reason of its carrying out its responsibilities or providing services under this Trust Agreement, or its status as Trustee, or by reason of any act or failure to act under this Trust Agreement, except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee’s gross negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Trust Agreement, or (2) by reason of the Trust’s failure to qualify as a grantor trust under the IRS grantor trust rules or for the Retention Agreement to be determined to be an employee benefit plan under the Employee Retirement Income Security Act or the Code. This paragraph shall survive the termination of this Trust Agreement.
     (d) The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.
     (e) The Trustee may hire, as is reasonably necessary to effectuate the purposes of this Trust, any agents, accountants, actuaries, investment advisors, financial consultants, or other professionals to assist it in performing any of its duties or obligations hereunder.
     (f) The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.
     (g) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.
     (h) The Trustee shall not be liable for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond the Trustee’s reasonable control, including but not limited to any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation;

failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God.
Section 7.
Compensation and Expenses of Trustee
     The Trustee shall receive compensation for its services in accordance with its schedule of fees in effect from time to time. The Company shall separately pay all administrative and Trustee’s fees and expenses as invoiced by the Trustee. If not so paid, the fees and expenses shall be paid from the Trust.
Section 8.
Resignation and Removal of Trustee
     (a) The Trustee may resign at any time by written notice to the Employee and the Company, which shall be effective at least thirty (30) but no more than ninety (90) days after receipt of such notice unless the Employee, the Company, and the Trustee agree otherwise.
     (b) The Trustee may be removed by the Employee and the Company at any time by written notice to Trustee, which shall be effective upon thirty (30) days after receipt of such written notice, or upon shorter notice accepted by the Trustee.
     (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee by the Employee and the Company, all assets shall subsequently be transferred to the successor Trustee. The resigning or removed Trustee is authorized, however, to reserve such amount as may be necessary for the payment of its fees and expenses incurred prior to resignation or removal.
Section 9.
Appointment of Successor
     (a) If the Trustee resigns or is removed in accordance with Section 8(a) or 8(b) above, the Employee and the Company may appoint any party, except either of them, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee agrees to fully cooperate in good faith and to execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.
     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 3 above. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 10.
Amendment or Termination
     (a) This Agreement is irrevocable, but may be amended by a written instrument executed by the Company, the Employee and the Trustee. Notwithstanding the foregoing, no such amendment shall cause the Trust to become revocable.
     (b) The Trust shall not terminate until there are no longer any assets held in the Trust or the date on which the all assets of the Trust have been distributed to the Employee, his beneficiary, or the Company.
Section 11.
Miscellaneous
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     (b) All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing which shall include electronic communications acceptable to the Trustee and shall be addressed to each party as follows:

if to the Company:	Matrixx Initiatives, Inc.
Attn: Executive Vice President and General Counsel
8515 East Anderson Drive
Scottsdale AZ 85255
Facsimile: (602) 385-8850

with a copy (which shall	Snell & Wilmer L.L.P.
not constitute notice) to:	Attn: Matthew P. Feeney
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004-2202
Facsimile: (602) 382-6070

if to the Trustee:	Valerie S. Trottier, CEBS
Sr. Vice President
Northern Trust, N.A.
2398 E. Camelback Road, Suite 400
Phoenix, Arizona 85016
Facsimile: (602) 912-8687

if to the Employee:

Facsimile: ( ) -
or to such other address or addresses as either party may specify in writing from time to time.
     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.
Section 12.
Effective Date
     The effective date of this Agreement shall be September 15, 2009.

EMPLOYEE

NORTHERN TRUST, N.A.
By:

Its:
:

MATRIXX INITIATIVES, INC.
By:

Its:
: